Exhibit 10.6

Execution Version

ADVISORY SERVICES AGREEMENT

This ADVISORY SERVICES AGREEMENT (this “Agreement”) is entered into as of January 4, 2019 by and among (i) Agiliti, Inc., a Delaware corporation (“TopCo”), (ii) Agiliti Holdco, Inc. (f/k/a UHS Holdco, Inc.), a Delaware corporation (“Holdco”), (iii) Agiliti Health, Inc. (f/k/a Universal Hospital Services, Inc.), a Delaware corporation (“OpCo”, and, together with TopCo, and Holdco each, a “Company”, and collectively, the “Companies”), and (iv) THL Managers VIII, LLC, a Delaware limited liability company (the “Manager”).

RECITALS

WHEREAS, TopCo and Holdco are each a party to that certain Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 19, 2018, by and among TopCo, Holdco, Federal Street Acquisition Corp., a Delaware corporation, Umpire SPAC Merger Sub, Inc., a Delaware corporation, Umpire Cash Merger Sub, Inc., a Delaware corporation, IPC/UHS Co-Investment Partners, L.P., a Delaware limited partnership (solely in its capacity as a Majority Stockholder (as defined in the Merger Agreement)), IPC/UHS, L.P. (solely in its capacity as a Majority Stockholder and as the Stockholders’ Representative (as defined in the Merger Agreement)) and Umpire Equity Merger Sub, Inc. (solely for purposes of Sections 1.6 and 9.12 of the Merger Agreement), pursuant to which, among other things, TopCo acquired, directly or indirectly, all of the issued and outstanding capital stock of Holdco, subject to the terms and conditions contained therein (the “Transactions”);

WHEREAS, the Companies desire to retain the Manager to provide certain Services (as defined below) to the Companies, and the Manager is willing to provide the Services on the terms set forth below; and

WHEREAS, Indemnitees (as hereinafter defined) may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Manager (or its affiliates other than the Companies), which the Companies and the Manager intend to be secondary to the primary obligation of the Companies to indemnify Indemnitees as provided herein, with the Companies’ acknowledgement of and agreement to the foregoing being a material condition to Indemnitees’ willingness to provide the Services (as defined below) to the Companies.

AGREEMENT

NOW, THEREFORE, in consideration of the above premises and the representations, warranties, covenants and mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                       Services.

(a)                        Services.  During the Term (as hereinafter defined) of this Agreement specified in Section 3 hereof, the Manager hereby agrees that:

(i)                            It is prepared to make available to the Companies certain of its employees or other representatives of its choosing (each, a “Consultant” and collectively, the “Consultants”), including employee, consultant, partner or individual that provides services to the Manager as part of its internal “Strategic Resources Group,” in each case, to provide management, consulting and other advisory services (excluding any services rendered by a Consultant in his or her capacity as a director or manager of any of the Companies, which services shall, for greater certainty, be rendered without remuneration and shall not be governed by the terms of this Agreement)to the Companies as requested from time to time by the board of directors or analogous governing body, as applicable, of any Company and agreed to by the Manager, including, without limitation:

(A)             advice in connection with the negotiation and consummation of agreements, contracts, documents and instruments necessary to provide the Companies or any of their subsidiaries with senior bank financing on terms and conditions satisfactory to the Companies;

(B)             financial, managerial and operational advice in connection with the Companies’ day-to-day operations, including, without limitation, advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Companies and their subsidiaries; and

(C)             such other services (which may include financial and strategic planning and analysis, consulting services, human resources, executive recruitment services, environmental, social and corporate governance (“ESG”) initiatives and other services) as the Manager and the Companies may from time to time agree in writing ((A) — (C), collectively, the “Services”).

(ii)                         Its Consultants will devote such time and efforts to the performance of the Services contemplated hereby as the Manager deems reasonably necessary or appropriate; provided, however, that no minimum number of hours is or will be required to be devoted by the Consultants on a weekly, monthly, annual or other basis.  The Companies acknowledge that the Manager’s Services are not exclusive and that the Manager and the Consultants will render similar services to other persons and entities.  In providing the Services to the Companies, the Manager will act as an independent contractor and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that neither the Manager, on the one hand, nor any of the Companies, on the other, has the right or ability to contract for or on behalf of each other or to effect any transaction for each other’s account.

(iii)                      The Services may include advice and recommendations regarding potential future events and there can be no guarantee that such future events will occur as anticipated or at all.  The Companies will be responsible for determining the manner in which such advice and recommendations will be used and the Manager will not be liable in respect of any decisions made by the Companies as a result of the Manager providing the Services hereunder.  The Manager shall not have any responsibility for implementing any advice or recommendations provided under this Agreement and will not perform any management functions or make management decisions with respect to any such advice or recommendations.  Without limiting the generality of the foregoing, if any Consultant is requested by any of the Companies to represent the interests of such Company or the Companies in discussions and other interactions with third parties, such Consultant shall be acting at the instruction of and on behalf of the Companies and shall not be deemed to be acting in such Consultant’s personal capacity or on behalf of the Manager or any of its affiliates.  In no event shall the Companies and the Manager or any Consultant be deemed to have a fiduciary relationship as a result of this Agreement or the Services provided hereunder.

(iv)                     To the extent Services are provided by the Manager to any direct or indirect subsidiaries of TopCo (other than OpCo, which is a party to this Agreement), TopCo shall cause such subsidiary to abide by the terms of this Agreement (including, without limitation, Section 4 hereof) as if such subsidiary was a party hereto.

2.                                      Payment of Fees.

(a)                        In consideration of the Manager providing the Services, from and after the closing of the Transactions for the Term of this Agreement (as provided in Section 3 below), the Companies will jointly and severally pay to the Manager (or its designees) a non-refundable periodic retainer fee (the “Periodic Fee”) in an aggregate amount per fiscal quarter equal to the greater of (i) $375,000 or (ii) 1% of Consolidated Adjusted EBITDA (as defined below) for the immediately preceding fiscal quarter or such other amount (or formula) as may be mutually agreed between TopCo and the Manager, such fee being payable in arrears on the fifteenth day of the month immediately following the last day of each fiscal quarter of the Companies (i.e., January 15, April 15, July 15 and October 15) following the closing of the Transactions , the first such payment to be made on April 15, 2019; provided, however, that the Periodic Fee payable in respect of any fiscal quarter for which the Consolidated Adjusted EBITDA is not known or reasonably estimable on the date payment is due shall be $375,000, with the Periodic Fee payable in respect of the next fiscal quarter to include, in addition to the Periodic Fee in respect of such next fiscal quarter, an amount equal to the excess, if any, of (x) the amount payable in respect of the prior fiscal quarter as finally determined less (y) $375,000.  By way of example, if the Consolidated Adjusted EBITDA for the first quarter of fiscal year 2020 is not known or reasonably estimable on April 15, 2020 but, when finally determined, is equal to $50,000,000, and thus the Periodic Fee for such quarter would be $500,000 pursuant to this Section 2(a), the payment for the first fiscal quarter of 2020 would be $375,000 and the payment for the second fiscal quarter of 2020 would be increased by $125,000.  For purposes of this Agreement, “Consolidated Adjusted EBITDA” shall have the meaning ascribed to such term or similar term used to calculate financial covenants and ratios in the Credit Agreement, dated as of January 4, 2019 between Holdco, OpCo, JPMorgan Chase Bank, N.A. as Administrative Agent and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); provided, however, that, for purposes of determining the amount of the Periodic Fees for any fiscal year, Consolidated Adjusted EBITDA may be adjusted upward by mutual agreement of TopCo and the Manager to reflect the projected financial performance of Topco and its direct and indirect subsidiaries for such fiscal year.

(b)                        From and after the closing of the Transactions, for the Term of this Agreement, in consideration of the Manager advising the Companies in connection with the consummation of any financing or refinancing (equity or debt), dividend, recapitalization, acquisition, disposition and spin-off or split-off transactions involving the Companies or any of their direct or indirect subsidiaries (however structured), the Companies will jointly and severally pay to the Manager (or an affiliate of the Manager designated by it) a fee in connection with each such transaction to be agreed upon between the Manager and the Companies at the time of such transaction, such fee to be due and payable for the foregoing services at the closing of such transaction.

(c)                         In the case of the initial public offering following the closing of the Transactions of TopCo’s (or any of its subsidiaries’’) common stock in an offering registered under the Securities Act of 1933 (as in effect from time to time) on Form S-1 (or any successor form) (an “Initial Public Offering”), the Companies shall pay to the Manager (or its designees), in addition to the fees payable above, an amount equal to the net present value (using a discount rate equal to the then applicable yield on U.S. Treasury Securities of like maturity) of the Periodic Fees, assuming such fees were based upon the higher of the amounts set forth in Section 2(a) using Consolidated Adjusted EBITDA of the most recently completed fiscal year, that would have been payable to the Manager with respect to the period from the date of such transaction until the scheduled date of termination of this Agreement in effect immediately prior to such transaction in accordance with Section 3 below.

(d)                        For as long as Manager is receiving Periodic Fees pursuant to Section 2(a), the Companies will jointly and severally pay to the Manager (or an affiliate of the Manager as designated by the Manager) fees for other management, consulting and other advisory services provided by the Manager to the Companies.   The amount of any such fees payable pursuant to this Section 2(d) shall be discussed in good faith by the Companies and the Manager.

(e)                         Each payment made pursuant to this Section 2 will be paid by wire transfer of immediately available federal funds to the applicable accounts specified on Schedule 1 hereto or to such other account(s) as the Manager may specify to the Companies in writing prior to such payment.  The Manager may, in its sole discretion, elect to waive payment of all or any portion of any fees or other amounts due under this Section 2 (including, for the avoidance of doubt, pursuant to the last sentence of Section 3 below).  No waiver of any payment on any one occasion will extend to, effect, or be construed as, a waiver of any future payment. Notwithstanding anything herein to the contrary, while all payments and obligations of the Companies hereunder are joint and several, OpCo shall have primary liability for all such payments and obligations.

(f)                          Notwithstanding the foregoing, payment of all or any portion of the fees described above in this Section 2 shall be deferred to the extent necessary (i) to avoid a breach of any financial covenant under, or if such payment would otherwise be prohibited by, the Credit Agreement, or (ii) if any Company’s board of directors, managers or analogous governing body determines in good faith that making a payment of all or such portion of the Periodic Fee would jeopardize such Company’s ability to continue as a going concern (including by virtue of any legal or contractual restrictions prohibiting such payment), and shall be promptly paid when payment thereof (A) would no longer result in any breach of a financial covenant under, nor be prohibited by, such financing agreements or (B) would no longer jeopardize such Company’s ability to continue as a going concern (including by virtue of such payment being no longer prohibited), as applicable; provided that, any such deferred fees shall accrue interest, on such portion that is deferred for the number of days that payment is deferred, at a rate equal to the 6-month treasury rate (initially such rate that is in effect on the first date of such deferral and adjusted on each 180th day thereafter to the rate then in effect) plus 100 basis points.

3.                                                              Term.  This Agreement will continue in full force and effect until January 4, 2027; provided, that, upon expiration of the term of this Agreement, this Agreement shall automatically extend for successive periods of one (1) year; and provided further, however, that (a) the Manager may cause this Agreement to terminate at any time, (b) this Agreement may be terminated by the Company by written notice to the Manager on or prior to March 31, 2019 if at a meeting of TopCo’s board of directors or committee thereof duly called to consider, among other things, this Agreement prior to such date, TopCo has not, in accordance with its policies and applicable laws, rules and regulations, ratified its execution and delivery by TopCo, HoldCo and OpCo, and (c) this Agreement will terminate automatically immediately prior to (i) an Initial Public Offering or (ii) (A) any transaction or series of related transactions that results in any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than the Manager Funds and their affiliates or Affiliated Funds or their affiliates (or any portfolio company of  the Manager Funds, their affiliates or Affiliated Funds) acquiring, directly or indirectly (whether via a sale of equity interests, merger, consolidation, combination or other reorganization), shares of capital stock (or other equity securities of the surviving entity, as applicable) that represent more than fifty percent (50%) of the total outstanding voting power of TopCo (or the surviving entity, as applicable) or (B) a sale or disposition of all or substantially all of the assets of TopCo and its subsidiaries on a consolidated basis other than to an entity with respect to which, following such sale or other disposition, more than fifty percent (50%) of the combined outstanding voting power of the then outstanding voting securities of such entity is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities (or affiliates of such individuals and entities) who were the beneficial owners, respectively, of the capital stock immediately prior to such sale or other disposition in the same relative proportion as among them as existed immediately prior to giving effect to such transaction (each a “Change of Control”); provided that, in the case of clause (A) above, such transaction shall only constitute a Change of Control if it results in the Manager Funds or Affiliated Funds ceasing to have the power (whether by ownership of voting securities, contractual right or otherwise) to designate a majority of the board of directors of TopCo, unless, in the case of an Initial Public Offering, TopCo and the Manager determine otherwise (the period on and after the date hereof through the termination hereof being referred to herein as the “Term”). In the event of a termination of this Agreement, the Companies will, jointly and severally, pay the Manager (or its designees) (i) all due and unpaid fees pursuant to Sections 2(a), 2(b) and 2(d) above, fee amounts pursuant to Section 2(c) above, as applicable, and expenses. For purposes of this Agreement: “Affiliated Fund” means, with respect to any specified Person, each investment fund or entity set up as a corporation, trust, limited liability company, general or limited partnership or other entity that is under common control with such Person or that is under the control of independent trustees or individuals serving in a similar capacity who were appointed or otherwise engaged, or can be removed and/or replaced, by such Person or an investment adviser affiliated with such Person; and “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government or any branch, department, agency, political subdivision or official thereof.  Sections 3 through 15 shall survive any termination of this Agreement.

4.                                      Expenses; Indemnification.

(a)                        Expenses.  The Companies will jointly and severally pay on demand all expenses (including, without limitation, all air travel (by first class on a commercial airline or by charter, as determined by the Manager) and other travel-related expenses) incurred by the Manager, any of its Consultants and any funds affiliated with or advised by the Manager or its affiliates who are providing equity financing to TopCo and/or the other Companies to help effectuate the transactions contemplated by the Merger Agreement (such funds, the “Manager Funds” and, such investments, the “Manager Investments”) (or any of them) (i) in connection with this Agreement, the transactions contemplated by the Merger Agreement or any related transactions, (ii) relating to operations of, or Services provided by the Manager to, the Companies or any of their affiliates from time to time or (iii) otherwise in any way relating to the Companies or in any way relating to, or arising out of, the Manager Investments or the ownership or sale thereof by any Manager Fund.  Without limiting the generality of the foregoing, the Companies jointly and severally agree to pay on demand all expenses incurred by the Manager, any of its Consultants or the Manager Funds (or any of them) in connection with, or relating to, (x) the preparation, negotiation and execution of this Agreement and any other agreement executed in connection with, or related to, this Agreement, the Merger Agreement, the financing of the transactions contemplated by the Merger Agreement, the Manager Investments or the consummation of the transactions contemplated hereby and thereby or (y) any and all amendments, modifications, restructurings and waivers, and exercises and preservations of rights and remedies relating to any of the foregoing, and in each case will specifically include the fees and disbursements of counsel, accountants, consultants or advisors retained by the Manager, the Manager Funds or their respective consultants or advisors and any out-of-pocket expenses incurred by the Manager in connection with the provision of Services to the Companies from time to time or the attendance by Consultants at any meeting of the board of directors or analogous body (or any committee thereof) of any of the Companies or any of their affiliates.  In no event shall reimbursements provided under this Agreement be subject to liquidation or exchange in a manner that violates, and the reimbursements shall be made in a manner that complies with all, requirements of Treasury Regulation Section 1.409A-3(i)(1)(iv). As additional consideration for the Services, the Companies will provide the Manager with such support facilities and space at the Companies’ facilities as may be required to enable the Manager to properly perform the Services.

(b)                        Indemnity and Liability.

(i)                            The Companies hereby jointly and severally indemnify and agree to exonerate and hold the Manager, the Manager Funds, and each of their respective past, current and future partners, shareholders, members, affiliates, directors, officers, Consultants, fiduciaries, managers, controlling persons, employees and agents and each of the past, current and future partners, shareholders, members, affiliates, directors, officers, fiduciaries, managers, controlling persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”), each of whom is an intended third party beneficiary of this Agreement and may specifically enforce the Companies’ obligations hereunder, free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and expenses or any other amounts in connection therewith, including without limitation all actual out-of-pocket attorneys’ fees and expenses (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, arising out of, or in any way relating to (1) this Agreement, the transactions contemplated by the Merger Agreement, any transaction to which the Companies are a party, the Manager Investments (including but not limited to service as a Manager-designated member of the board of directors or analogous governing body of any of the Companies or any affiliate thereof) or the ownership or sale thereof by any Manager Fund or any related transactions or (2) operations of, or Services provided by the Manager to, any of the Companies or any affiliate of any of the Companies from time to time (including but not limited to any indemnification obligations assumed or incurred by any Indemnitee to or on behalf of any of the Companies or any of their accountants or other representatives, agents or affiliates) provided that no indemnification shall be available for any such Indemnified Liabilities arising from such Indemnitee’s willful misconduct or bad faith as determined by a final, non-appealable determination of a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason (other than as a result of the proviso), each of the Companies hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.  For purposes of this Section 4(b), none of the circumstances described in the limitations contained in the second preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Companies, then such payments shall be repaid by such Indemnitee to the Companies.

(ii)                         Any Indemnitee may, at its own expense, retain separate counsel to participate in such defense. In any action, claim, suit, investigation or proceeding in which both of one or more of the Companies, on the one hand, and an Indemnitee, on the other hand, is, or is reasonably likely to become, a party, such Indemnitee shall have the right to employ separate counsel at the expense of the Companies and to control its own defense of such action, claim, suit, investigation or proceeding if, in the reasonable opinion of counsel to such Indemnitee, a conflict or potential conflict exists between any of the Companies, on the one hand, and such Indemnitee, on the other hand, that would make such separate representation advisable.  The Companies agree that they will not, without the prior written consent of the applicable Indemnitee, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, suit, investigation, action or proceeding relating to the matters contemplated hereby (if any Indemnitee is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the applicable Indemnitee and each other Indemnitee from all liability arising or that may arise out of such claim, suit, investigation, action or proceeding.

(iii)                      The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation.  The Companies hereby agree that they are the indemnitors of first resort (i.e., their obligations to any Indemnitee under this Agreement are primary and any obligation of the Manager (or any affiliate thereof other than the Companies) to provide advancement or indemnification for the same Indemnified Liabilities (including all interest, assessment and other charges paid or payable in connection with or in respect of such Indemnified Liabilities) incurred by Indemnitee is secondary), and if the Manager (or any affiliate thereof other than the Companies) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, bylaws, charter or otherwise) with any Indemnitee, then (i) the Manager (or such affiliate, as the case may be) shall be fully subrogated to all rights of Indemnitee with respect to such payment and (ii) the Companies shall reimburse the Manager (or such other affiliate) for the payments actually made.  Each of the Companies hereby unconditionally and irrevocably waives, relinquishes and releases (and covenants and agrees not to exercise, and to cause each affiliate of any of the Companies not to exercise), any claims or rights that any of the Companies may now have or hereafter acquire against any Indemnitee (in any capacity) that arise from or relate to the existence, payment, performance or enforcement of one of the Companies’ obligations under this Agreement or under any indemnification obligation (whether pursuant to any other contract, any organizational document or otherwise), including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Indemnitee against any Indemnitee, whether such claim, remedy or right arises in equity or under contract, statute, common law or otherwise, including any right to claim, take or receive from any Indemnitee, directly or indirectly, in cash or other property or by set-off or in any other manner, any payment or security or other credit support on account of such claim, remedy or right.  None of the Indemnitees will be liable to the Companies or any of their affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute willful misconduct or bad faith as determined by a final, non-appealable determination of a court of competent jurisdiction.

5.                                      Disclaimer and Limitation of Liability; Opportunities.

(a)                        Disclaimer; Standard of Care.  The Manager makes no representations or warranties, express or implied, in respect of the Services provided or to be provided by it hereunder.  In no event will the Manager or any of the Indemnitees be liable to any of the Companies or any of their affiliates for any act, alleged act, omission or alleged omission that does not constitute willful misconduct or bad faith of the Manager as determined by a final, non-appealable determination of a court of competent jurisdiction. The Companies agree that any advice or recommendations (written or oral) provided by the Manager under this Agreement is solely for the use and benefit of the Companies and may not be disclosed to, or used or relied upon for any purpose by, any other person or entity without the prior written approval of the Manager.

(b)                        Freedom to Pursue Opportunities.  In recognition that the Manager and its affiliates currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which the Manager, or its affiliates or Consultants, may serve as an advisor, a director or in some other capacity, and in recognition that the Manager and its affiliates and the Consultants have myriad duties to various investors and partners, and in anticipation that the Companies and the Manager (or one or more affiliates, associated investment funds or portfolio companies, or clients of the Manager) may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and in recognition of the benefits to be derived by the Companies hereunder and in recognition of the difficulties that may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 5(b) are set forth to regulate, define and guide the conduct of certain affairs of the Companies as they may involve the Manager.  Except as the Manager may otherwise agree in writing after the date hereof:

(i)                            The Manager and its affiliates will have the right: (A) to directly or indirectly engage in any business (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, any of the Companies and their subsidiaries), (B) to directly or indirectly do business with any client or customer of any of the Companies and their subsidiaries, (C) to disclose the terms of this Agreement or information about the Companies to any Manager Fund or any affiliate, partner, investor, co-investor, officer, director, manager, employee or advisor of any Manager Fund, (D) to take any other action that the Manager believes in good faith is necessary or appropriate to fulfill its obligations as described in the first sentence of this Section 5(b), and (E) not to present potential transactions, matters or business opportunities to any of the Companies or any of their subsidiaries, and to pursue, directly or indirectly, any such opportunity for itself, and to direct any such opportunity to another person.

(ii)                         The Manager and its past, present and future officers, directors, employees, partners, members, Consultants, other clients, stockholders, affiliates and other associated entities will have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Companies or any of their affiliates or to refrain from any action specified in Section 5(b)(i), and the Companies on their own behalf and on behalf of their affiliates, hereby renounce and waive any right to require the Manager or any of its affiliates to act in a manner inconsistent with the provisions of this Section 5(b).

(iii)                      Neither the Manager nor any past, present, or future officer, director, employee, partner, member, Consultant, other client, stockholder, affiliate or associated entity thereof will be liable to the Companies or any of their affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 5(b) or of any such person’s participation therein.

(c)                         Limitation of Liability.  In no event will the Manager or any of its affiliates or any Consultant or other Indemnitee be liable to the Companies or any of their affiliates for any indirect, special, punitive, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third party claims (whether based in contract, tort or otherwise), relating to the Services provided or to be provided by the Manager hereunder.  Additionally, in no event shall the aggregate liability of the Manager with respect to this Agreement and any Services provided hereunder exceed the fees received by the Manager pursuant to Section 2 of this Agreement.

6.                                       Assignment, etc.  Except as provided below, no party hereto has the right to assign this Agreement without the prior written consent of the other parties hereto.  Notwithstanding the foregoing, (a) the Manager may assign all or part of its rights and obligations hereunder to any affiliate of the Manager that provides services similar to those called for by this Agreement, in which event the Manager will be released of all of its rights and obligations hereunder, and (b) the provisions hereof for the benefit of Indemnitees other than the Manager shall also inure to the benefit of such other Indemnitees and their successors and assigns.

7.                                      Amendments and Waivers.  Except as otherwise provided herein (including, without limitation, the Manager’s ability to waive payments pursuant to Section 2(e) and terminate this Agreement pursuant to Section 3), no amendment or waiver of any term, provision or condition of this Agreement will be effective, unless in writing and executed by the Manager and TopCo.  No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as waiver thereof or otherwise prejudice such party’s rights, powers and remedies.  No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.                                       Governing Law; Jurisdiction.

(a)                        Choice of Law.  This Agreement (including, without limitation, the validity, construction, effect or performance hereof and any remedies hereunder or related hereto) and all claims or causes of action of any kind (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including, without limitation, any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)                        Consent to Jurisdiction.  Each of the parties hereto, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in the State of Delaware for the purposes of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise; provided, that any action to enforce a judicial award of a state or federal court in the State of Delaware pursuant to this Section 8 may be brought in any court of competent jurisdiction.  Each of the parties hereby consent to service of process in any such proceeding, and agree that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10 is reasonably calculated to give actual notice.

(c)                         Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 8(C) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8(C) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

9.                                       Entire Agreement.  This Agreement constitutes the entire understanding of the parties and supersedes all prior agreements and all other arrangements, understandings and communications, whether oral or written, among the parties with respect to the specific subject matter hereof.  There are no representations, agreements, arrangements, or understandings, oral or written, among the parties relating to the Services and the compensation therefor which are not fully expressed in this Agreement.

10.                                Notice.  All notices, requests or other communications required or permitted to be given hereunder shall be in writing (including facsimile transmission and electronic mail (via portable document format (*.pdf)  or similar electronic means), so long as a receipt of such facsimile or email is requested and received and the sender on the same day also sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid) to the physical address of such notice recipient) and shall be given to the respective addresses of the parties set forth below:

For notices and communications to the Companies, or any of them, to them at:

Agiliti, Inc.
6625 West 78th Street, Suite 36
Minneapolis, Minnesota 55439
Attention:	Thomas Leonard, Chief Executive Officer
Email:	tomleonard@uhs.com

For notices and communications to the Manager, to it at:

c/o Thomas H. Lee Partners, L.P.

100 Federal Street

Boston, MA 02110

Attention:	Josh Nelson & Shari Wolkon
Email:	jnelson@thl.com, & swolkon@thl.com
Facsimile No.:	(617) 227-3514

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Attention:	Richard J. Campbell, P.C. and Christopher R. Elder
Email:	richard.campbell@kirkland.com & christopher.elder@kirkland.com
Facsimile No.:	(312) 862-2200

By notice complying with the foregoing provisions of this Section 10, each party shall have the right to change the mailing address, facsimile number or email address for future notices and communications to such party.

11.                                Action Necessary to Effectuate the Agreement.  The parties hereto agree to take or cause to be taken all such corporate and other action as may be reasonably necessary to effect the intent and purposes of this Agreement.

12.                                Severability.  It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, the invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so more narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.                             Headings.  All headings and captions in this Agreement are for purposes of reference only and shall not be construed to limit or affect the substance of this Agreement.

14.                             Currency.  All references to currency or dollar amounts in this Agreement refer to the lawful currency of the United States of America.

15.                             Counterparts.  This Agreement may be executed in two or more counterparts each of which when delivered (including via facsimile or e-mail portable document format (*.pdf) or similar electronic means) shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

[The remainder of this page is intentionally left blank.  Signatures follow.]

IN WITNESS WHEREOF, each of the parties has duly executed this Agreement effective as of the date first above written.

THE COMPANIES:
AGILITI, INC.

	By:	/s/ Tom Leonard
Name: Tom Leonard
Title: Chief Executive Officer

AGILITI HOLDCO, INC.

	By:	/s/ Tom Leonard
Name: Tom Leonard
Title: Chief Executive Officer

AGILITI HEALTH, INC.

	By:	/s/ Tom Leonard
Name: Tom Leonard
Title: Chief Executive Officer

[SIGNATURE PAGE TO ADVISORY SERVICES AGREEMENT]

THE MANAGER:	THL MANAGERS VIII, LLC

	By:	Thomas H. Lee Partners, L.P., its managing member
	By:	Thomas H. Lee Advisors, LLC, its general partner
	By:	THL Holdco, LLC, its Managing Member

	By:	/s/ Charles P. Holden
		Name:	Charles P. Holden
		Title:	Managing Director

[SIGNATURE PAGE TO ADVISORY SERVICES AGREEMENT]